Exhibit 99.1

United Fire Reports Third Quarter 2012 Results

•	Net income of $0.34 per diluted share for the third quarter of 2012, compared with net loss per diluted share of $0.19 for the third quarter of 2011.

•	Operating income(1) of $0.31 per share for the third quarter of 2012, compared with operating loss of $0.22 per share for the third quarter of 2011.

•	Book value per share at $29.66, up $2.37 per share or 8.7 percent from December 31, 2011.

CEDAR RAPIDS, IOWA - November 5, 2012 - United Fire Group, Inc. (NASDAQ: UFCS) today reports our financial results for the third quarter of 2012.

Financial Highlights	Three Months Ended September 30,			Nine Months Ended September 30,
(In Thousands Except Shares and Per Share Data)	2012	2011	Change %	2012	2011(1)	Change %
Revenue Highlights
Net premiums earned	$176,531	$158,704	11.2%	$508,124	$425,118	19.5%
Net investment income	28,665	26,926	6.5	86,560	81,730	5.9
Total revenues	206,581	187,574	10.1	599,926	513,454	16.8
Income Statement Data
Operating income (loss) (2)	$7,886	$(5,568)	NM(3)	$39,603	$(20,127)	NM(3)
After-tax realized investment gains	844	792	6.6	3,027	3,247	(6.8)
Net income (loss)	$8,730	$(4,776)	NM(3)	$42,630	$(16,880)	NM(3)
Diluted Earnings Per Share Data
Operating income (loss) (2)	$0.31	$(0.22)	NM(3)	$1.55	$(0.77)	NM(3)
After-tax realized investment gains	0.03	0.03	—	0.12	0.12	—
Net income (loss)	$0.34	$(0.19)	NM(3)	$1.67	$(0.65)	NM(3)
Catastrophe Data
Pre-tax catastrophe losses (2)	$8,493	$23,893	(64.5)%	$34,546	$76,975	(55.1)%
Effect on after-tax earnings per share	0.22	0.60	(63.3)	0.88	1.92	(54.2)
Effect on combined ratio	5.3%	16.6%	(68.1)%	7.5%	20.0%	(62.5)%

Combined ratio	102.5%	115.7%	(11.4)%	97.7%	119.1%	(18.0)%
Return on equity				7.84%	(3.21)%	NM(3)
Cash dividends declared per share	$0.15	$0.15	—	$0.45	$0.45	—
Diluted weighted average shares outstanding	25,526,662	25,722,572	(0.8)%	25,566,646	26,004,923	(1.7)%
(1) The information presented for 2011 includes Mercer Insurance Group's results after the March 28, 2011 acquisition date.
(2) The Measurement of Results section of this release defines and reconciles data not prepared in accordance with U.S. GAAP.
(3) Not meaningful.

____________
(1) The Measurement of Results section of this release defines and reconciles data not prepared in accordance with U.S. GAAP.

Rate Increases Continue in Third Quarter
Randy Ramlo, president and chief executive officer, commented: "We are pleased to see another quarter of positive rate increases, continuing our fundamentally strong organic growth over the past year. Approximately half of the 11 percent increase in net premiums earned in the third quarter of 2012 is due to rate increases, which we are now seeing in all regional branches. We also continue to see an increase in new business, even as we've become more selective on the business we write. As we expected, our efforts to increase pricing have also resulted in a slight reduction in our retention rates.

"Several signs point to a slight improvement in the economy, as well. There's been a reduction in the number of out-of-business policy cancellations in most regions and we are seeing growth in premium from policy changes and increased endorsements. We are particularly encouraged by an increase in audit premium, or business policies that are audited to determine accurate premiums based on covered sales or payrolls.

"We continued to see normalized catastrophe activity in the quarter. Catastrophe losses totaled $8.5 million and $34.5 million for the three- and nine-month periods ended September 30, 2012, respectively as compared to $23.9 million and $77.0 million for the same periods in 2011. While our direct gross loss ratio improved in the third quarter as we continue to benefit from underwriting initiatives and better pricing, our net loss ratio deteriorated somewhat as the lack of large losses in the quarter meant we did not benefit from reinsurance recoveries.

"Our integration of Mercer Insurance Group continues to move forward. We are planning to convert the East Coast claims processes onto United Fire's platforms in the first quarter of 2013.

"Our life subsidiary continues to experience robust sales of its traditional life insurance products and to grow its geographical footprint, receiving product approval in Maryland, New Jersey, North Carolina, Virginia and West Virginia.

"We have continued to manage our capital in order to have the greatest impact for our stockholders. This quarter, we paid off a $45 million revolving credit line. We also purchased approximately 36,000 shares of stock. Our stock has made significant gains in 2012, but we still believe it is a great value," said Ramlo.

Looking into the fourth quarter, Ramlo noted, "A number of United Fire policyholders were affected by Hurricane Sandy last week. Right now, our storm teams are on the ground and working to help policyholders recover from the storm and demonstrating the value of having their independent agent place their coverage with United Fire.

"At this point, we expect both direct and assumed losses to impact our fourth quarter results. We estimate after-tax net losses of $13-19.5 million, with an impact of $0.51 to $0.76 cents per share.

"On our assumed book of business, the insurance we provide other insurance companies, we estimate after-tax losses of $2-3 million, with an impact of $0.08 to $0.12 cents per share.

"Our office in Pennington, New Jersey, was impacted by the storm, and is not expected to reopen until later in the week. Until then, our home office staff in Cedar Rapids is providing additional support to our East Coast agencies and personnel. Our thoughts and prayers are with all those facing the difficult task of rebuilding," concluded Ramlo.

Property and Casualty Insurance Segment

For the nine months ended September 30, 2012, premium revenues for our property and casualty insurance segment were generated from approximately 90 percent commercial lines business and 10 percent personal lines business. Our top five states for direct premiums written were Texas, Iowa, California, New Jersey and Missouri.

Property & Casualty Insurance Financial Results:	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands)	2012	2011	2012	2011(1)
Revenues
Net premiums written (2)	$155,433	$143,412	$500,303	$413,165
Net premiums earned	$161,232	$144,065	$461,902	$384,838
Investment income, net of investment expenses	11,051	8,085	33,409	26,273
Net realized investment gains
Other-than-temporary impairment charges	—	—	(4)	—
All other net realized gains	1,214	692	1,769	2,293
	1,214	692	1,765	2,293
Other income (loss)	(19)	504	177	1,042
Total Revenues	$173,478	$153,346	$497,253	$414,446

Benefits, Losses and Expenses
Losses and loss settlement expenses	$114,846	$115,127	$302,376	$316,916
Amortization of deferred policy acquisition costs	34,060	40,547	98,355	105,663
Other underwriting expenses	16,332	11,050	50,353	35,576
Total Benefits, Losses and Expenses	$165,238	$166,724	$451,084	$458,155

Income (Loss) before income taxes	$8,240	$(13,378)	$46,169	$(43,709)
Federal income tax expense (benefit)	624	(6,707)	8,562	(20,814)
Net income (loss)	$7,616	$(6,671)	$37,607	$(22,895)

GAAP combined ratio:
Net loss ratio - excluding catastrophes	65.9%	63.3%	58.0%	62.4%
Catastrophes - effect on net loss ratio	5.3	16.6	7.5	20.0
Net loss ratio	71.2%	79.9%	65.5%	82.4%
Expense ratio	31.3	35.8	32.2	36.7
Combined ratio	102.5%	115.7%	97.7%	119.1%

Statutory combined ratio: (2)
Net loss ratio - excluding catastrophes	66.7%	63.4%	58.7%	62.0%
Catastrophes - effect on net loss ratio	5.3	16.6	7.5	20.0
Net loss ratio	72.0%	80.0%	66.2%	82.0%
Expense ratio	33.1	32.7	31.6	32.7
Combined ratio	105.1%	112.7%	97.8%	114.7%
(1) The information presented for 2011 includes Mercer Insurance Group's results after the March 28, 2011 acquisition date.
(2) The Measurement of Results section of this release defines data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.

•	Net premiums earned increased 12 percent in the third quarter of 2012, compared to the third quarter of 2011, due to:

◦
Organic growth - The increase in our net premiums earned is the result of a combination of increased rates, an increase in new business writings and an increase in audit premiums, which result from business policies that are audited to determine accurate premiums based on covered sales or payrolls or endorsements.

◦
Commercial lines renewal pricing increased in the mid-single digits for the fourth consecutive quarter. Competitive market conditions continued on new business during the quarter. In addition to the increase in audit premiums, we are also seeing growth in premium from policy changes and a decline in the number of out-of-business policy cancellations.

◦	Personal lines pricing has improved, with upper-single digit increases for homeowners and low-to-mid single-digit increases for personal auto.

◦	Policy retention rates dropped slightly, due to our rate increases.

•
GAAP combined ratio decreased 13.2 percentage points for the three-month period ended September 30, 2012, compared with the same period of 2011. For the nine-month period ended September 30, 2012, our combined ratio decreased by 21.4 percentage points as compared to the same period of 2011. These decreases are attributable to reductions in net loss ratio and expense ratio from 2011.

◦
Net loss ratio, a component of the combined ratio, decreased by 8.7 percentage points and 16.9 percentage points in the three- and nine-month periods ended September 30, 2012, as compared to the same periods in 2011. Last year, we incurred significant catastrophe losses from storms domestically and assumed reinsurance losses related to the New Zealand earthquakes and the earthquake and tsunami in Japan.

◦
Expense ratio, a component of the combined ratio, decreased 4.5 percentage points for both the three- and nine-month periods ended September 30, 2012, as compared to the same periods in 2011. The expenses associated with the acquisition of the Mercer Insurance Group increased the expense ratio reported for 2011. Accounting rule changes in 2012 related to policy acquisition costs have increased the amount of underwriting expenses recognized in 2012.

•
Non-catastrophe loss severity had been declining in the first two quarters of 2012. In the third quarter, however, we experienced an increase in the number and severity of Other Liability and Workers' Compensation losses. These losses, while severe, were not severe enough to exceed our retention limits and thus recover on our reinsurance contracts. As a result, they caused an increase in the GAAP combined ratio from 96.3% in the second quarter to 102.5% in the third quarter of 2012. Our overall non-catastrophe loss severity for the year remains lower than 2011, but we will continue to closely monitor the situation.

•
Accounting rules related to deferred policy acquisition costs - Effective January 1, 2012, we prospectively adopted the change in accounting rules related to deferred policy acquisition costs. As a result of the change, the amount of underwriting expenses eligible for deferral has decreased. After consideration of our normal recovery assessment, which we refer to as a premium deficiency charge, and the amortization pattern of our deferred policy acquisition costs, we recognized approximately $1.4 million and $8.6 million of additional expense in the three- and nine-month periods ended September 30, 2012 than we would have recognized had the rules remained the same.

The impact of the new accounting rules on our results for the full year will be influenced by a number of factors including: the volume of premiums written; our assessment of successful acquisition efforts; the profitability of our lines of property and casualty business, which impacts the level of premium deficiency charge recorded; and the normal amortization pattern of these deferred policy acquisition costs, which is generally over one year. The greatest impact will be experienced in the most current quarter as the recorded deferred policy acquisitions costs would amortize to expense in succeeding quarters to offset a portion of the initial impact when assessed on an annual basis. Accordingly, the impact of the new accounting rules on our results reported for the three- and nine-month periods ended September 30, 2012 should not be considered to be representative of the impact for the full year.

Life Insurance Segment

United Life Insurance Company, our life insurance subsidiary, offers a variety of products, including single premium annuities, universal life products and traditional life products. For the nine months ended September 30, 2012, according to statutory financial measures that include annuities as premium income, our top five states for business were Iowa, Minnesota, Illinois, Wisconsin and Nebraska.

Life Insurance Financial Results:	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands)	2012	2011	2012	2011
Revenues
Net premiums written (1)	$15,292	$14,624	$46,197	$40,226
Net premiums earned	$15,299	$14,639	$46,222	$40,280
Investment income, net of investment expenses	17,614	18,841	53,151	55,457
Net realized investment gains	86	527	2,893	2,703
Other income	104	221	407	568
Total Revenues	$33,103	$34,228	$102,673	$99,008

Benefits, Losses and Expenses
Losses and loss settlement expenses	$4,910	$5,734	$15,630	$15,938
Increase in liability for future policy benefits	9,815	9,167	28,309	25,229
Amortization of deferred policy acquisition costs	2,107	2,475	6,542	7,137
Other underwriting expenses	4,164	3,051	12,678	9,302
Interest on policyholders’ accounts	10,327	10,897	31,610	32,224
Total Benefits, Losses and Expenses	$31,323	$31,324	$94,769	$89,830

Income before income taxes	$1,780	$2,904	$7,904	$9,178
Federal income tax expense	666	1,009	2,881	3,163
Net income	$1,114	$1,895	$5,023	$6,015
(1) The Measurement of Results section of this release defines data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.

•
Net income decreased by $0.8 million and $1.0 million in the three- and nine-month periods ended September 30, 2012, respectively, as compared to the same periods of 2011, as a result of the following factors:

◦
Net premiums earned increased 4.5 percent and 14.8 percent in the three- and nine-month periods ended September 30, 2012, respectively, as compared to the same periods of 2011, due to increased sales of our single premium whole life product.

◦
Investment income decreased 6.5 percent and 4.2 percent in the three- and nine-month periods ended September 30, 2012, respectively, as compared to the same periods of 2011. The historically low interest rates continue to reduce both our investment income and margin on earnings. We continue to address this by both pricing our products appropriately and maintaining a disciplined asset liability management strategy that focuses on high quality investments.

◦
Loss and loss settlement expenses decreased 14.4 percent and 1.9 percent in the three- and nine-month periods ended September 30, 2012, respectively, as compared to the same periods of 2011, due to a decrease in universal life insurance death benefits.

◦
Increase in liability for future policy benefits increased 7.1 percent and 12.2 percent in the three- and nine-month periods ended September 30, 2012, respectively, as compared to the same periods of 2011, due to both the increase in sales of our single premium whole life product, as mentioned above, and the demographics of our insureds.

◦
Other underwriting expenses have increased in the three- and nine-month periods ended September 30, 2012 compared to the same periods of 2011. This is primarily driven by growth in sales of our single premium whole life product, resulting in an increase in incentives and commissions paid to our agencies. Additionally, accounting rule changes in 2012 related to policy acquisition costs have increased the amount of underwriting expenses recognized by $0.4 million and $1.3 million in the three- and nine-month periods ended September 30, 2012. For more detail on these rules changes, please see the discussion of operations for the Property & Casualty Insurance Segment.

•
Deferred annuity deposits decreased 58.6 percent and 21.7 percent for the three- and nine-month periods ended September 30, 2012, as compared with the same periods in 2011. It has been prudent to lower the credited rate we have offered during the low investment return environment, thus affecting current deposits. Sales of single premium deferred annuities have also decreased in regard to overall portfolio production, due to strong sales of traditional life products. While deferred annuity deposits are not recorded as a component of net premiums written or net premiums earned, they do generate investment income.

•
Net cash outflow related to our annuity business was $13.2 million and $18.8 million in the three- and nine-month periods ended September 30, 2012, compared to a net cash inflow of $19.5 million and $16.9 million in the same periods of 2011. We attribute this to the activity described previously.

Consolidated Investment Results

Net investment income was $28.7 million and $86.6 million, (which represents an increase of 6.5 percent and 5.9 percent) for the three- and nine-month periods ended September 30, 2012, as compared with the same periods of 2011. The improvement in net investment income is related to increases of $1.2 million and $3.2 for three- and nine-month periods ended September 30, 2012 for the change in value of our investments that are accounted for under the equity method of accounting.

Net realized investment gains were $1.3 million and $4.7 million in the three- and nine-month periods ended September 30, 2012, respectively, as compared to $1.2 million and $5.0 million for the same periods in 2011.

Net unrealized investment gains totaled $149.3 million as of September 30, 2012, an increase of $25.0 million, net of tax, or 20.1 percent, since December 31, 2011. The increase in unrealized gains was driven by an increase in the fair value of both our fixed maturity and equity portfolios.

Stockholders' Equity

As of September 30, 2012, the book value per share of our common stock was $29.66 compared to $27.29 at December 31, 2011. The increase was primarily attributable to net income of $42.6 million and unrealized investment appreciation of $25.0 million, net of tax, offset by stockholder dividends of $11.5 million.

In the three-month period ended September 30, 2012, we purchased 35,891 shares of our common stock for $0.8 million, at an average cost of $21.34 per share. In the nine-month period ended September 30, 2012, we purchased 137,792 shares of our common stock for $2.9 million, at an average cost of $21.04 per share. We are authorized by the Board of Directors to purchase an additional 1,332,087 shares of common stock under our share repurchase program, which expires in August 2014.

Measurement of Results
Our consolidated financial statements are prepared on the basis of GAAP. We also prepare financial statements for each of our insurance subsidiaries based on statutory accounting principles that are filed with insurance regulatory authorities in the states where they do business.

Management evaluates our operations by monitoring key measures of growth and profitability. The following provides further explanation of the key measures management uses to evaluate the results:
Premiums written is a statutory measure of our overall business volume. Premiums written is an important measure of business production for the period under review. Net premiums written comprise direct and assumed premiums written, less ceded premiums written. Direct premiums written is the amount of premiums charged for policies issued during the period. For the property and casualty insurance segment there are no differences between direct statutory premiums written and direct premiums written under GAAP. However, for the life insurance segment, deferred annuity deposits (i.e., sales) are included in direct statutory premiums written, whereas they are excluded for GAAP.
Assumed premiums written is consideration or payment we receive in exchange for insurance we provide to other insurance companies. We report these premiums as revenue as they are earned over the underlying policy period. Ceded premiums written is the portion of direct premiums written that we cede to our reinsurers under our reinsurance contracts.

(In Thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011(1)
Net premiums written	$170,725	$158,036	$546,500	$453,391
Net change in unearned premium	5,959	1,843	(35,347)	(27,700)
Net change in prepaid reinsurance premium	(153)	(1,175)	(3,029)	(573)
Net premiums earned	$176,531	$158,704	$508,124	$425,118
(1) The information presented for 2011 includes Mercer Insurance Group's results after the March 28, 2011 acquisition date.
Combined ratio is a commonly used statutory financial measure of property and casualty underwriting performance. A combined ratio below 100.0 percent generally indicates a profitable book of business. The combined ratio is the sum of two separately calculated ratios, the loss and loss settlement expense ratio (the “net loss ratio”) and the underwriting expense ratio (the “expense ratio”).
When prepared in accordance with GAAP, the net loss ratio is calculated by dividing the sum of losses and loss settlement expenses by net premiums earned. The expense ratio is calculated by dividing nondeferred underwriting expenses and amortization of deferred policy acquisition costs by net premiums earned.
When prepared in accordance with statutory accounting principles, the net loss ratio is calculated by dividing the sum of losses and loss settlement expenses by net premium earned, and the expense ratio is calculated by dividing underwriting expenses by net premiums written.
Operating income is a commonly used Non-GAAP financial measure of net income excluding realized capital gains and losses and related federal income taxes. Because our calculation may differ from similar measures used by other companies, investors should be careful when comparing our measure of operating income to that of other companies. Management evaluates this measurement and ratios derived from this measurement because we believe it better represents the normal, ongoing performance of our businesses.

(In Thousands Except Per Share Data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011(1)
Net income (loss)	$8,730	$(4,776)	$42,630	$(16,880)
After-tax realized investment gains	(844)	(792)	(3,027)	(3,247)
Operating income (loss)	$7,886	$(5,568)	$39,603	$(20,127)
Diluted earnings (loss) per share	0.34	(0.19)	1.67	(0.65)
Diluted operating income (loss) per share	0.31	(0.22)	1.55	(0.77)
(1) The information presented for 2011 includes Mercer Insurance Group's results after the March 28, 2011 acquisition date.

Catastrophe losses is a commonly used Non-GAAP financial measure, which utilize the designations of the Insurance Services Office (ISO) and are reported with loss and loss settlement expense amounts net of reinsurance recoverables, unless specified otherwise. According to the ISO, a catastrophe loss is defined as a single unpredictable incident or series of closely related incidents that result in $25.0 million or more in U.S. industry-wide direct insured losses to property and that affect a significant number of insureds and insurers (“ISO catastrophe”). In addition to ISO catastrophes, we also include as catastrophes those events (“non-ISO catastrophes”), which may include U.S. or international losses, we believe are, or will be, material to our operations, either in amount or in number of claims made. Management, at times, may determine for comparison purposes that it is more meaningful to exclude extraordinary catastrophe losses and resulting litigation. The frequency and severity of catastrophic losses we experience in any year affect our results of operations and financial position. In analyzing the underwriting performance of our property and casualty insurance segment, we evaluate performance both including and excluding catastrophe losses. Portions of our catastrophe losses may be recoverable under our catastrophe reinsurance agreements. We include a discussion of the impact of catastrophes because we believe it is meaningful for investors to understand the variability in periodic earnings.

(In Thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
ISO catastrophes	$7,204	$20,365	$33,148	$59,011
Non-ISO catastrophes (1)	1,289	3,528	1,398	17,964
Total catastrophes	$8,493	$23,893	$34,546	$76,975
(1) This number includes international assumed losses.

About United Fire Group, Inc.

Founded in 1946 as United Fire & Casualty Company, United Fire Group, Inc., through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance and life insurance and selling annuities. Our company's net premiums written totaled $546.5 million for the nine-month period ended September 30, 2012, and our market capitalization was $639.2 million at September 30, 2012.

Through our subsidiaries, we are licensed as a property and casualty insurer in 43 states, plus the District of Columbia, and we are represented by approximately 1,200 independent agencies. The United Fire pooled group is rated "A" (Excellent) by A.M. Best Company.

Our subsidiary, United Life Insurance Company, is licensed in 36 states, represented by more than 900 independent life agencies and rated an "A-" (Excellent) by A.M. Best Company.

For more information about United Fire Group, Inc. visit www.unitedfiregroup.com.

Contacts:

Randy A. Ramlo, President/CEO or Dianne M. Lyons, Vice President/CFO, 319-399-5700

Disclosure of forward-looking statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our company, the industry in which we operate, and beliefs and assumptions made by management. Words such as “expect(s),” “anticipate(s),” “intend(s),” “plan(s),” “believe(s),” “continue(s),” “seek(s),” “estimate(s),” “goal(s),” “target(s),” “forecast(s),” “project(s),” “predict(s),” “should,” “could,” “may,” “will continue,” “might,” “hope,” “can” and other words and terms of similar meaning or expression in connection with a discussion of future operating, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Part I Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 15, 2012 and in our report on Form 10-Q for the quarter ended June 30, 2012, filed with the SEC on August 8, 2012. The risks identified on Form 10-K are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Supplemental Tables

The following table displays our consolidated results of operations for the three-month and nine-month periods ended September 30, 2012 and 2011.

Income Statement:	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands)	2012	2011	2012	2011(1)
Revenues
Net premiums written (2)	$170,725	$158,036	$546,500	$453,391
Net premiums earned	$176,531	$158,704	$508,124	$425,118
Investment income, net of investment expenses	28,665	26,926	86,560	81,730
Other-than-temporary impairment charges	—	—	(4)	—
All other net realized gains	1,300	1,219	4,662	4,996
Net realized investment gains	1,300	1,219	4,658	4,996
Other income	85	725	584	1,610
Total Revenues	$206,581	$187,574	$599,926	$513,454

Benefits, Losses and Expenses
Losses and loss settlement expenses	$119,756	$120,861	$318,006	$332,854
Increase in liability for future policy benefits	9,815	9,167	28,309	25,229
Amortization of deferred policy acquisition costs	36,167	43,022	104,897	112,800
Other underwriting expenses	20,496	14,101	63,031	44,878
Interest on policyholders’ accounts	10,327	10,897	31,610	32,224
Total Benefits, Losses and Expenses	$196,561	$198,048	$545,853	$547,985

Income (loss) before income taxes	10,020	(10,474)	54,073	(34,531)
Federal income tax expense (benefit)	1,290	(5,698)	11,443	(17,651)
Net income (loss)	$8,730	$(4,776)	$42,630	$(16,880)
(1) The information presented for 2011 includes Mercer Insurance Group's results after the March 28, 2011 acquisition date.
(2) The Measurement of Results section of this release defines data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.

The following table displays our consolidated financial condition at September 30, 2012 and December 31, 2011.

Balance Sheet:	September 30, 2012	December 31, 2011
(In Thousands)
Total invested assets:
Property and casualty segment	$1,334,278	$1,257,357
Life insurance segment	1,734,788	1,650,651
Total cash and investments	3,151,632	3,052,535
Total assets	3,737,810	3,618,924
Future policy benefits and losses, claims and loss settlement expenses	$2,474,683	$2,421,332
Total liabilities	2,983,988	2,922,783
Net unrealized investment gains, after-tax	$149,330	$124,376
Total stockholders’ equity	753,822	696,141

Property and casualty insurance statutory capital and surplus (1) (2)	$602,524	$565,843
Life insurance statutory capital and surplus (2)	167,929	167,174
(1) Because United Fire & Casualty Company owns United Life Insurance Company, property and casualty insurance statutory capital and surplus includes life insurance statutory capital and surplus and therefore represents our total consolidated statutory capital and surplus.
(2) The Measurement of Results section of this release defines data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.

The following table displays our net premiums written by line of business:

Three Months Ended September 30,	2012	2011
(In Thousands)
Net Premiums Written
Commercial lines:
Other liability (1)	$48,423	$42,589
Fire and allied lines (2)	31,734	30,443
Automobile	31,224	31,163
Workers’ compensation	16,383	14,071
Fidelity and surety	4,402	4,520
Miscellaneous	264	228
Total commercial lines	$132,430	$123,014

Personal lines:
Fire and allied lines (3)	$11,248	$11,150
Automobile	7,184	5,278
Miscellaneous	243	228
Total personal lines	$18,675	$16,656
Reinsurance assumed	4,328	3,742
Total	$155,433	$143,412
(1) “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(2) “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(3) “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

The following table displays our net premiums written by line of business excluding and including the results of Mercer Insurance Group after the March 28, 2011 acquisition date:

Nine Months Ended September 30,	2012	2011	2012	2011
(In Thousands)	Excluding Mercer Insurance Group Premiums		Including Mercer Insurance Group Premiums
Net Premiums Written
Commercial lines:
Other liability (1)	$109,298	$92,897	$158,527	$122,847
Fire and allied lines (2)	84,999	78,153	104,621	90,774
Automobile	84,924	76,309	105,767	91,139
Workers’ compensation	51,172	41,614	56,751	44,055
Fidelity and surety	13,640	12,842	14,413	13,059
Miscellaneous	816	688	816	688
Total commercial lines	$344,849	$302,503	$440,895	$362,562

Personal lines:
Fire and allied lines (3)	$20,170	$19,605	$31,287	$27,370
Automobile	13,064	12,161	17,862	14,263
Miscellaneous	470	426	727	612
Total personal lines	$33,704	$32,192	$49,876	$42,245
Reinsurance assumed	9,532	8,358	9,532	8,358
Total	$388,085	$343,053	$500,303	$413,165
(1) “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(2) “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(3) “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

The following tables display our net premiums earned, losses and loss settlement expenses and loss ratio by line of business:

Three Months Ended September 30,	2012			2011
		Losses			Losses
		and Loss			and Loss
	Net	Settlement		Net	Settlement
(In Thousands)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$50,887	$28,579	56.2%	$43,692	$18,114	41.5%
Fire and allied lines	33,574	24,637	73.4	31,556	37,710	119.5
Automobile	34,087	24,703	72.5	30,999	26,364	85.0
Workers' compensation	17,606	16,933	96.2	14,257	11,572	81.2
Fidelity and surety	4,365	1,962	44.9	4,375	925	21.1
Miscellaneous	258	214	82.9	216	(134)	(62.0)
Total commercial lines	$140,777	$97,028	68.9%	$125,095	$94,551	75.6%

Personal lines
Fire and allied lines	$10,247	$11,758	114.7%	$10,009	$10,962	109.5%
Automobile	5,711	3,562	62.4	5,012	5,025	100.3
Miscellaneous	235	42	17.9	226	90	39.8
Total personal lines	$16,193	$15,362	94.9%	$15,247	$16,077	105.4%
Reinsurance assumed	$4,262	$2,456	57.6%	$3,723	$4,499	120.8%
Total	$161,232	$114,846	71.2%	$144,065	$115,127	79.9%

Nine Months Ended September 30,	2012			2011(1)
		Losses			Losses
		and Loss			and Loss
	Net	Settlement		Net	Settlement
(In Thousands)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$145,604	$70,793	48.6%	$114,518	$51,239	44.7%
Fire and allied lines	97,365	81,968	84.2	85,848	113,072	131.7
Automobile	98,785	75,891	76.8	83,584	57,719	69.1
Workers' compensation	50,068	30,260	60.4	39,352	33,131	84.2
Fidelity and surety	12,780	1,607	12.6	12,280	944	7.7
Miscellaneous	735	278	37.8	627	251	40.0
Total commercial lines	$405,337	$260,797	64.3%	$336,209	$256,356	76.2%

Personal lines
Fire and allied lines	$30,479	$22,633	74.3%	$26,045	$30,471	117.0%
Automobile	15,896	10,999	69.2	13,674	10,995	80.4
Miscellaneous	691	158	22.9	571	193	33.8
Total personal lines	$47,066	$33,790	71.8%	$40,290	$41,659	103.4%
Reinsurance assumed	$9,499	$7,789	82.0%	$8,339	$18,901	NM(2)
Total	$461,902	$302,376	65.5%	$384,838	$316,916	82.4%
(1) The information presented for 2011 includes Mercer Insurance Group's results after the March 28, 2011 acquisition date.
(2) Not meaningful